News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: John Capodanno
Media: Theresa Kelleher
FD / 212-850-5600

Hooper Holmes Announces Fourth Quarter and Year-End 2008 Results

Enters into new Three Year Credit Facility with TD Bank, N.A.

BASKING RIDGE, N.J., March 13, 2009 -- Hooper Holmes (AMEX:HH) today announced financial results for the fourth quarter and year ended December 31, 2008.

For the three months ended December 31, 2008, total revenues decreased 7.7% to $47.4 million compared to $51.4 million in the fourth quarter of 2007.  The Company recorded net income of $1.2 million for the fourth quarter of 2008, or $0.02 per share compared to net income of $6.9 million, or $0.10 per share in 2007.  The fourth quarter 2008 results include $1.4 million of income from continuing operations, or $0.02 per share, compared to a loss from continuing operations of $2.3 million, or $(0.03) per share in the prior year.  Net income for the fourth quarter of 2008 includes a loss of $0.2 million from discontinued operations.  The net income for the fourth quarter of 2007 included income from discontinued operations of $9.2 million, related to the gain on sale of the Company’s UK subsidiary, Medicals Direct Group.

The fourth quarter 2008 revenue decline is partially due to the impact of the economic downturn on the Company’s life insurance customers.  As a result of this revenue decline in the fourth quarter, annual incentive targets were not met.  The Company therefore reversed approximately $1.6 million of incentive accruals recorded during the first nine months of the year, reducing its fourth quarter SG&A as compared to the prior year.

On March 9, 2009, the Company entered into a three year Loan and Security Agreement with TD Bank, N.A. which provides a revolving line of credit of up to $15 million.  Currently, there are no borrowings outstanding under the facility.

For the twelve months ended December 31, 2008, total revenues were $198.2 million compared to $208.6 million in the comparable period of 2007, a decrease of 5.0%.  The Company’s net loss for the twelve months ended December 31, 2008 totaled $1.9 million, or $(0.03) per share, compared to a net loss of $7.3 million, or $(0.11) per share in 2007.  The results for the twelve months ended December 31, 2008 include a loss from continuing operations of $1.6 million, or $(0.02) per share compared to a loss from continuing operations of $10.5 million, or $(0.15) per share in the prior year.  The loss from continuing operations in 2008 includes restructuring and other charges of $1.6 million.  The 2007 loss from continuing operations included restructuring and other charges of $4.7 million.  The net loss for the twelve months ended December 31, 2008 includes a loss of $0.3 million from discontinued operations.  The net loss for 2007 included income from discontinued operations totaling $3.2 million.

Fourth Quarter 2008 Results by Business Unit

Our revenues for each business include:

•
Portamedic revenues decreased approximately 5% to $33.2 million compared to $35.1 million in the fourth quarter of 2007.  This decrease is the result of a reduction in paramedical exams of approximately 12%, partially offset by higher average revenue per exam of 6%.

•
Infolink revenues were $5.5 million, a decrease of 22% compared to $7.0 million in the fourth quarter of 2007, primarily due to a decrease in the number of attending physician statements (APS) orders received from customers during the quarter.

•
Heritage Labs revenues totaled $2.9 million in the fourth quarter of 2008, down 16% compared to $3.4 million in 2007, primarily due to reduced revenue from one major client approximating $1.1 million, partially offset by increased revenues from existing clients.

•
Health & Wellness revenues were up in comparison to the prior year, increasing approximately 14% to $3.0 million in the fourth quarter of 2008.  During the fourth quarter, our Health & Wellness business completed approximately 64,000 health screenings and we currently provide our services to 28 health management companies.

•	Underwriting Solutions revenues decreased 10% to $2.9 million compared to the prior year.

Roy H. Bubbs, President and Chief Executive Officer of Hooper Holmes, commented, “We are encouraged by the improvements we have seen this quarter.  The initiatives we have taken to improve our operations are progressing very well as we can see in our increased margins and the significant decline in our operating losses.   Many of our life insurance customers have been impacted by the weak economy, in turn affecting our sales, but despite side effects from the current market conditions, we improved our operating results during this quarter.  We will continue to manage our business for profitability and are confident that we are positioned for future growth in each of our businesses.”

Conference Call

The Company will host a conference call, today, March 13, 2009 at 11:00am EST to discuss fourth quarter results.

To participate in the conference call, please dial 888-790-3758 or 210-839-8398, pass code: Hooper Holmes. A live web cast will be hosted on the Company’s web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available through March 27, 2009, by dialing 800-294-7481 or 203-369-3233.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As a leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange millions of medical exams and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 17, 2008.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.
# # #